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                                                                    EXHIBIT 99.1


         CAPSTAR COMMUNICATIONS COMPLETES CHANGE OF CONTROL OFFER
             FOR ITS 10 3/4% AND 11 3/8% SENIOR SUBORDINATED NOTES AND
                        12 5/8% EXCHANGEABLE PREFERRED STOCK

AUSTIN AND DALLAS, TEXAS, SEPTEMBER 16, 1999 -- Capstar Communications, Inc. (the "Company"), an indirect subsidiary of AMFM Inc. (NYSE:AFM) ("AMFM," formerly Chancellor Media Corporation) announced today that it completed its change of control offers (the "Change of Control Offers") to purchase, respectively, its 10 3/4% Senior Subordinated Notes due 2006 (the "10 3/4% Notes), its 11 3/8% Senior Subordinated Notes due 2000 (the 11 3/8% Notes") and its 12 5/8% Series E Cumulative Exchangeable Preferred Stock due October 31, 2006 (the "Preferred Stock"). The Change of Control Offers were required following the acquisition of the Company's former ultimate parent, Capstar Broadcasting Corporation, by AMFM Inc. The Change of Control Offers for the 10 3/4% Notes and the 11 3/8% Notes commenced on July 22, 1999 and expired at 5:00 p.m., New York City time on Friday, August 27, 1999 (the "Notes Expiration Date"). The Change of Control Offer for the Preferred Stock commenced on July 27, 1999, and expired at 5:00 p.m., New York City time, on Monday, August 23, 1999 (the "Preferred Stock Expiration Date"). The Company paid for all 10 3/4% Notes and 11 3/8% Notes delivered pursuant to the respective Change of Control Offers on Wednesday, September 1, 1999, and shares of Preferred Stock delivered pursuant to its Change of Control Offer on Thursday, August 26, 1999.

As of the Notes Expiration Date, $318,000 in aggregate principal amount of the 10 3/4% Notes and $100,000 in aggregate principal amount of the 11 3/8% Notes had been delivered for repurchase, representing 0.1% and 17.6%, respectively, of the aggregate principal amount of the then outstanding 10 3/4% Notes and 11 3/8% Notes. As of the Preferred Stock Expiration Date, 73 shares of Preferred Stock representing 0.005% of the then outstanding shares had been delivered for repurchase pursuant to the Change of Control Offer. All Notes and shares of Preferred Stock validly delivered to the Company with respect to the Change of Control Offers were accepted for payment.

The Chase Manhattan Bank served as the Dealer Manager for the Change of Control Offers with respect to the 10 3/4% and 11 3/8% Notes. The Bank of New York served as the Dealer Manager for the Change of Control Offer with respect to the Preferred Stock.

The Company is an indirect subsidiary of AMFM, the nation's largest radio broadcasting entity, consisting of the AMFM Radio Group, including the AMFM Radio Networks and the Chancellor Marketing Group, and the AMFM New Media Group, including Katz Media and AMFM's Internet operations. Reflecting announced transactions, AMFM Radio Group with approximately 451 stations in 101 markets reaches a weekly listener base of 65 million people. The AMFM Radio Networks offers syndicated programming nationwide. Chancellor Marketing Group is a full-service sales promotion firm developing integrated marketing programs for Fortune 1000 companies. AMFM's Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. AMFM's Internet operations focus on developing AMFM's E-commerce web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns.

CONTACT:

Kevin Mischnick                                Joseph N. Jaffoni, Stewart Lewack
AMFM Inc.                                      Jaffoni & Collins Incorporated
(512) 340-7800                                 (212) 835-8500; afm@jcir.com